Exhibit 99.1

FOR IMMEDIATE RELEASE
October 21, 2004	For More Information Contact:
Gregory Schreacke
Chief Financial Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation

Announces Quarterly Results

Elizabethtown, Kentucky, October 21, 2004 – First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced diluted net income per share of $0.47 for the three months ended September 30, 2004, compared to $0.51 for the three months ended September 30, 2003.  Diluted net income per share for the nine months ended September 30, 2004 was $1.49, compared to $1.56 for the nine months ended September 30, 2003.

The Company’s emphasis on commercial lending continued to produce positive results for the year generating a $67 million, or 25% increase in commercial loans to $340 million at September 30, 2004, compared to $273 million at December 31, 2003.  This favorable trend has resulted in an annual compound growth rate of 42% over the past three years.

During the year, the Company opened two new full-service facilities in its growing Louisville metropolitan market and redesigned one of its existing Hardin County facilities.  The Company anticipates the redesign of its Mt. Washington facility in Bullitt County to be completed in the first quarter of next year.  These facilities represent the Company’s state of the art prototype branch with a retail-focused design.  This design features an Internet café with access to online banking and bill payment services.  Large plasma screens decorate the lobby providing customers with current news and information about bank products and services as well as upcoming community events.  The facilities are staffed to offer a full range of financial services to the growing retail and commercial customer base.

“We are pleased to offer our customers these new state of the art facilities,” noted President and Chief Executive Officer, B. Keith Johnson.  “We believe the investment in these facilities will enhance our existing market share and effectively support our continued expansion into the growing Louisville metropolitan market.  While we fully anticipate these facilities to significantly enhance the value of our franchise in the near future, the additional expense in operating these new facilities will continue to place pressure on earnings for the next few quarters.”

Non-interest expense increased $565,000, or 13% to $5.0 million for the quarter ended September 30, 2004, and $1.6 million, or 13% to $14.4 million for the nine months ended September 30, 2004, compared to the same periods a year ago.  Nevertheless, the Company’s efficiency ratio was 60%, indicating an operationally efficient financial institution.  The primary contributing factors to this increase were the additional operating and employee compensation expenses related to the recent expansion efforts.  Compared to the third quarter a year ago, twenty retail staff positions were added for the expansion into Jefferson County, coupled with an expanded facility in Hardin County, Kentucky.  Additional increases in staff have taken place during 2003 and 2004 to continue the transformation to a stronger retail sales culture and to provide expanded products and services to our retail and commercial customers.

Net interest margin increased to 3.83% for the three months ended September 30, 2004, and 3.73% for the nine months ended September 30, 2004, compared to 3.64% for the three months ended September 30, 2003, and 3.63% for the nine months ended September 30, 2003, resulting in an increase in net interest income of $437,000 and $451,000 for the respective three and nine month periods ending September 30, 2004.  An increasing interest rate environment is expected to positively impact net interest margin due to the growth in adjustable rate commercial loans coupled with a decrease in residential fixed rate loans in the Company’s loan portfolio.  Net interest margin has increased in each of the last three quarters.

Provision for loan loss expense increased $386,000 to $824,000 for the quarter ended September 30, 2004, and $286,000, or 24% to $1.5 million for the nine months ended September 30, 2004, compared to the same periods in 2003.  The increase in provision expense is primarily due to the increase in commercial loans during the respective periods in 2004.  The increase in commercial loans also contributed to the increase in the allowance for loan losses as a percent of total loans, which increased to 1.06% at September 30, 2004, compared to 1.00% at December 31,

2003.  Classified loans were $7.4 million, or 1.23% of total loans at September 30, 2004, compared to $6.9 million, or 1.26% at December 31, 2003.

Non-interest income increased $148,000, or 8% to $2.1 million for the quarter ended September 30, 2004, and $580,000, or 10% for the nine months ended September 30, 2004, compared to the respective periods a year ago.  The growth in non-interest income was due to an increase in customer service fees on deposit accounts, brokerage and insurance commissions, and the gain on the sale of a lot during the third quarter in addition to three lots sold during the second quarter.  These lots were held for development through the Company’s wholly owned subsidiary, First Federal Office Park, LLC that still has four other properties for sale in this development.  Secondary mortgage market closing fees decreased for the respective three and nine months ended, resulting from a decline in refinancing activity.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, trust and estate planning, and personal investment financial counseling services.  Today, the Bank serves Central Kentucky through its 14 full-service banking centers.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq National Market under the symbol “FFKY.”  Market makers for the stock are:

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Keefe, Bruyette & Woods, Inc.

Stifel Nicolaus & Company	Goldman, Sachs & Company

First Tennessee Securities	Knight Securities, LP

Trident Securities	Spear, Leeds & Kellogg

Sandler O’Neill	Howe Barnes Investments, Inc.

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News Release

First Financial Service Corporation

October 21, 2004

FIRST FINANCIAL SERVICE CORPORATION

Consolidated Statements of Financial Condition

(Dollars In Thousands, Except Share Data)	(Unaudited) September 30, 2004	December 31, 2003

ASSETS
Cash and due from banks	$17,226	$28,030
Federal funds sold	—	20,000
Cash and cash equivalents	17,226	48,030

Securities available-for-sale	8,674	4,009
Securities held-to-maturity, fair value of $35,113 Sep (2004) and $30,919 Dec (2003)	35,357	30,929
Total securities	44,031	34,938

Loans held for sale	1,418	1,021
Loans receivable, net of unearned fees	604,070	554,700
Allowance for loan losses	(6,391)	(5,568)
Net loans receivable	599,097	550,153

Federal Home Loan Bank stock	6,773	6,570
Cash surrender value of life insurance	7,284	7,067
Premises and equipment, net	17,036	15,466
Real estate owned:
Acquired through foreclosure	755	387
Held for development	389	446
Other repossessed assets	59	62
Goodwill	8,384	8,384
Accrued interest receivable	2,144	1,931
Other assets	1,357	2,901

TOTAL ASSETS	$704,535	$676,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Non-interest bearing	$36,065	$28,632
Interest bearing	498,855	500,530
Total deposits	534,920	529,162

Federal funds purchased	20,000	—
Advances from Federal Home Loan Bank	78,948	78,283
Subordinated debentures	10,000	10,000
Accrued interest payable	399	416
Accounts payable and other liabilities	814	1,027
Deferred income taxes	1,161	1,126

TOTAL LIABILITIES	646,242	620,014

STOCKHOLDERS’ EQUITY:
Serial preferred stock, 5,000,000 shares authorized and unissued	—	—
Common stock, $1 par value per share; authorized 10,000,000 shares; issued and outstanding, 3,645,438 shares Sep (2004), and 3,705,438 shares Dec (2003)	3,645	3,705
Additional paid-in capital	8,226	9,726
Retained earnings	45,555	42,092
Accumulated other comprehensive income, net of tax	867	798

TOTAL STOCKHOLDERS’ EQUITY	58,293	56,321
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$704,535	$676,335

FIRST FINANCIAL SERVICE CORPORATION

Consolidated Statements of Income

(Dollars In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Interest Income:
Interest and fees on loans	$9,374	$9,272	$27,502	$28,361
Interest and dividends on investments and deposits	410	473	1,273	1,480
Total interest income	9,784	9,745	28,775	29,841

Interest Expense:
Deposits	2,489	2,924	7,741	9,282
Federal funds purchased	22	—	23	—
Federal Home Loan Bank advances	943	942	2,792	2,797
Subordinated debentures	136	122	385	379
Total interest expense	3,590	3,988	10,941	12,458

Net interest income	6,194	5,757	17,834	17,383
Provision for loan losses	824	438	1,473	1,187
Net interest income after provision for loan losses	5,370	5,319	16,361	16,196

Non-interest Income:
Customer service fees on deposit accounts	1,271	1,142	3,674	3,275
Gain on sale of mortgage loans	221	473	683	1,311
Brokerage and insurance commissions	84	81	313	278
Gain on sale of real estate held for development	150	—	526	—
Gain on sale of investments	26	—	26	—
Other income	370	278	933	710
Total non-interest income	2,122	1,974	6,155	5,574

Non-interest Expense:
Employee compensation and benefits	2,611	2,347	7,666	7,016
Office occupancy expense and equipment	460	396	1,351	1,144
Marketing and advertising	187	150	539	448
Outside services and data processing	558	458	1,628	1,389
Bank franchise tax	201	141	620	423
Other expense	953	913	2,622	2,363
Total non-interest expense	4,970	4,405	14,426	12,783

Income before income taxes	2,522	2,888	8,090	8,987
Income taxes	808	967	2,611	2,994
Net Income	$1,714	$1,921	$5,479	$5,993

Shares applicable to basic income per share	3,645,438	3,710,078	3,663,438	3,799,259
Basic income per share	$0.47	$0.52	$1.50	$1.58

Shares applicable to diluted income per share	3,661,233	3,748,669	3,679,235	3,836,482
Diluted income per share	$0.47	$0.51	$1.49	$1.56

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